Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

IPC HOLDINGS UPDATES ITS ESTIMATE OF CLAIMS FROM THIRD QUARTER 2008

HURRICANES

PEMBROKE, BERMUDA, January 7th, 2009. IPC Holdings, Ltd. (NASDAQ: IPCR) today announced it has increased its estimate of claims from hurricanes Gustav and Ike by approximately $47 million to a total estimate of approximately $135 million, net of reinstatement premiums.

IPC’s third quarter 2008 results included a total estimate of claims from the above events of $88 million, net of reinstatement premiums. The revised estimate is the result of new information from clients reflecting larger losses than initial estimates or new notifications. The increases primarily arose from inwards retrocessional business (including reinsurance of direct and facultative business) and, to a lesser degree, onshore energy contracts.

We expect to release our earnings for the fourth quarter and year ended December 31st, 2008 after the close of trading on February 17th, 2009, and will be holding a conference call to discuss the results at 8:30 a.m. Eastern Time on February 18th, 2009. The call will be webcast on the Internet and can be accessed via the Company’s website, www.ipcre.bm.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere and continued instability in global credit markets; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or
John Weale, Executive Vice President and Chief Financial Officer

Telephone: 441-298-5100